EXHIBIT 10.41
Signify Health, Inc.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

This Non-Qualified Stock Option Award Agreement (“Agreement”) is entered into by and between Signify Health, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Non-Qualified Stock Options (the “Options”) granted to the Participant under the Signify Health, Inc. 2021 Long-Term Incentive Plan (the “Plan”).
Participant’s Name:

Award Type	“Date of Grant”	Number of Common Shares subject to Options	“Exercise Price”	“Vesting Schedule”
Non-Qualified Stock Options	February 10, 2021	[●]	$24	33.33% on February 10, 2022 33.33% on February 10, 2023 33.34% on February 10, 2024
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of Options, with the Exercise Price and Vesting Schedule, each as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

SIGNIFY HEALTH, INC.		PARTICIPANT

By:
	Name: Steven Senneff	Name: [●]
Title: Chief Financial and Administrative Officer

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Signify Health, Inc.
800 Connecticut Avenue Norwalk, CT 06854
Attn: Steven Senneff

Signify Health, Inc.
SIGNIFY HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN
Terms and Conditions of Option Grant

1.GRANT OF OPTIONS. The Options have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Affiliates, including the Affiliate employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle the Participant to purchase from the Company, upon exercise as set forth in Section 4, a number of Common Shares as set forth above at the Exercise Price set forth above.
2.VESTING. The Options shall vest and become exercisable in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through each applicable vesting date; provided that the Options shall not be entitled to vest under any circumstances prior to such time as the closing of the initial public offering of the Common Shares has occurred.
(a)All unvested Options shall be immediately forfeited upon the Participant’s Separation from Service for any reason, and all vested but unexercised Options may be exercised by the Participant for a period of 90 days following the date of Separation from Service (or, if earlier, the Expiration Date (as defined below)); provided that in the event of the Participant’s Separation from Service (i) due to death or physical or mental incapacity to perform his or her usual duties, such condition likely to remain continuously and permanently, as determined by the Company, the Participant (or the Participant’s Beneficiary, if applicable) may exercise any vested Options until the first anniversary of the date of Separation from Service (or, if earlier the Expiration Date) or (ii) by the Company or an Affiliate for Cause (as defined below), all vested Options shall be immediately forfeited.
(b)In the event of the Participant’s Separation from Service by the Company or an Affiliate without Cause or by the Participant for Good Reason within 24 months following a Change in Control, the Options shall become fully vested and exercisable.
(c)For purposes of this Agreement:
(i) “Cause” shall have the meaning ascribed to such term in the Participant’s employment agreement or offer letter with the Company or an Affiliate, if any, or, if not so defined or if the Participant is not a party to such employment agreement or offer letter, “Cause” shall mean (i) the Participant’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a (A) felony or (B) any crime of moral turpitude; (ii) the Participant’s embezzlement, breach of fiduciary duty or fraud with regard to the Company or an Affiliate or any of their respective assets or businesses; (iii) the Participant’s continued failure to perform the duties of the Participant’s position, in the reasonable judgment of the Board; (iv) the

Participant’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company, an Affiliate or any of their respective customers; (v) the Participant’s breach of a material provision of any contractual obligation to the Company or an Affiliate; or (vi) other conduct by the Participant that may be harmful to the business, interests, or reputation of the Company or an Affiliate, including any material violation of a policy of the Company or an Affiliate. With respect to clauses (iii), (iv), (v), and (vi) above, the Company or the Employer, as applicable, shall provide ten (10) days written notice to the Participant of its intent to terminate for Cause, and during such ten (10) day period the Participant shall have a right to cure (if curable). If not cured within such period (as determined in the reasonable judgment of the Board, the Participant’s Separation from Service will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, the Participant’s right to cure as set forth above shall not apply if there are habitual or repeated breaches by the Participant.)
(ii) “Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement or offer letter with the Company or an Affiliate, if any, or, if not so defined or if the Participant is not a party to such employment agreement or offer letter, “Good Reason” shall mean (A) a material diminution in the Participant’s duties, authorities, and responsibilities that is inconsistent with the Participant’s position; (B) a material reduction by the Company or an Affiliate in the Participant’s base salary or target bonus opportunity, other than any such reduction that applies generally to similarly situated employees of the Company and its Affiliates; or (C) the relocation of the Participant’s principal place of employment to a location outside a 50 mile radius from its current location; provided that, in each case, (x) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances; (y) the Company shall have 30 days following receipt of such notice to cure such circumstances; and (z) if the Company has not cured such circumstances within such 30-day period, the Participant shall terminate his or her employment or service not later than 30 days after the end of such 30-day period. For the avoidance of doubt, if the Participant does not deliver a written notice to the Company specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances, the event will no longer constitute Good Reason.
3.OPTION TERM. The term of the Options shall expire on the tenth anniversary of the Date of Grant (the “Expiration Date”), unless terminated earlier in accordance with this Agreement or the Plan. In no event may any portion of the Options be exercised after the Expiration Date.
4.OPTION EXERCISE. To the extent that the Options have become vested and exercisable in accordance with Section 2, the Options may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the Expiration Date. To exercise the Options, the Participant must comply with Section 6 and:

(a)deliver to the Company a written notice specifying the number of Common Shares to be purchased; and
(b)remit the aggregate Exercise Price to the Company in full, payable in the manner determined by the Committee from time to time in its sole discretion, which may include: (A) in cash or by check, bank draft or money order payable to the order of the Company; (B) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Common Shares obtained upon exercise of the Options and to deliver promptly to the Company an amount of the proceeds of such sale equal to the aggregate Exercise Price; (C) by a “net exercise” under which the Company reduces the number of Common Shares otherwise issuable to the Participant upon such exercise by the number of Common Shares with an aggregate Fair Market Value that equals the aggregate Exercise Price; or (D) any other method acceptable to the Committee.
5.NONTRANSFERABILITY. No portion of the Options may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the Options as provided herein, unless and until payment is made in respect of vested and exercised Options in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee. During the lifetime of the Participant, the Options may be exercised only by the Participant or the Participant’s guardian or legal representative.
6.TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon exercise of the Options may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Common Shares, by having the Participant tender Common Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the Options are exercised. Any withholding or tendering of Common Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the Options shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.
7.RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Common Shares corresponding to the Options prior to exercise of the Options.
8.SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon exercise of the Options and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.
9.COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon exercise of the Options (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
10.MISCELLANEOUS.
(a)No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.
(b)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Options.
(c)Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Options are subject to the terms and conditions of Section 20(o) of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).
(d)Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.
(e)Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(b), 13 and 22 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Options granted pursuant to this Agreement.

(f)Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(g)Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Options granted hereunder and supersede all prior agreements and understandings.
(h)Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.
(i)Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.
(j)Compliance with Section 409A of the Internal Revenue Code. The Options are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Options, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the Options so that the Options do not become deferred compensation under Section 409A.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the Options to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

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